IPAA Ogis
New York – April 25, 2007

Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Rosetta Resources Inc. and its subsidiaries (the “Company”) and its management. These forward-looking statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those herein described. Accordingly, Recipients are cautioned that these forward-looking statements are not guarantees of future performance. Please refer to Company’s risks, uncertainties and assumptions as it discloses from time to time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual report on Form 10-K for the year ended December 31, 2006, which can also be found on the Company’s website at www.rosettaresources.com.  The Company undertakes no duty to update the information contained herein except as required by law.
Forward Looking Statements
Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration Statement No. 333-128888
April 24, 2007
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more completeinformation about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (713) 335-4000. The prospectus relating to this offering is available by clicking on the following link: http://www.sec.gov/Archives/edgar/data/1340282/000119312506027644/d424b3.htm.

717 TEXAS AVENUE
HOUSTON, TEXAS
ROSETTA CORPORATE HEADQUARTERS

- Established Rosetta July 7, 2005
- Stock Trades on NASDAQ, Symbol: "ROSE"
- Shares Outstanding = 50.8 Million
- Market Cap Value = $1.2 Billion *(as of 04/15/07)*
- Enterprise Value = $1.4 Billion *(as of 04/15/07)*
- Total Producing Wells: Over 800
- Proved Reserves at 12/31/2006 = 408 BCFE (96% gas)
- Company Operates Over 90% of Value
- 530 Remaining Drillable Locations
- Historical Drilling Success: 85%
- Management has a proven track record
  - 135 Employees
  - Principal Offices: Houston, Texas & Denver, Colorado
  - Field Offices: Rio Vista, California & Laredo, Texas

Rosetta Resources Inc.

Corporate Profile

Corporate Strength

- **Track Record**
  - Double-digit annual production and proved reserve growth
- **Organic Growth Potential**
  - Extensive, low-risk development inventory
- **Exploration Upside**
  - Multiple, high-quality, low-risk exploration plays
- **Financial Strength**
  - Strong balance sheet and hedge position that provides flexibility to grow
- **Technical Strength**
  - Over 25 highly experienced geoscientists, engineers, and landmen that have intimate knowledge of the major fields
- **Field Operations Strength**
  - Experienced employee field staff have been operating these fields for years

ROSETTA RESOURCES

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Proved Reserves

Sacramento Basin
153 Bcfe
37% Reserves
Rio Vista
Uinta Basin
Denver
Rockies
18 Bcfe
4% Reserves
DJ Basin
San Juan Basin
Other Areas
28 Bcfe
7% Reserves
Magnolia
Houston
Laredo
South Texas Lobo
171 Bcfe
42% Reserves
South Texas Perdido
20 Bcfe
5% Reserves
State Waters
2 Bcfe
1% Reserves
Gulf of Mexico
16 Bcfe
4% Reserves
LEGEND
Major Producing Areas
Major Activity Areas
Other Producing Areas
Offices
Headquarters

Rosetta Resources Inc.

:
  408 BCFE *
 * Reserve number excludes 23.4 Bcfe of proved reserves associated with the Calpine non-consent properties
**Estimated cash flow based on 12/31/06 prices.  Average    net gas and oil price were $5.84/mcf and $58.81 respectively bbl after adjustments for quality and locational differences.
Growing Reserve Base
(as of 12/31/06)

12/31/2006 (Bcfe)
12/31/2005  (Bcfe)
TOTAL = 407.8
TOTAL = 359.0

Reserve number excludes 23.4 Bcfe of proved reserves associated with the Calpine non-consent properties.
PUD
144.9
    35.5%
Proved
Developed 262.9
  64.5%
PUD
128.4
    35.8%
Proved
Developed 230.6
  64.2%
Up
14%
Summary of Year-End Reserves
Estimated cash flow based on 12/31/06 prices. Average net gas and oil prices were $5.84/mcf and $58.81 bbl respectively after adjustments for quality and locational differences.
Estimated cash flow based on 12/31/06 prices. Rosetta net gas and oil prices were $895/mcf and $59.41 bbl respectively after adjustments for quality and locational differences.

12/31/06
Sacramento Basin	112
DJ Basin	193
San Juan Basin	40
Utah	8
Lobo	90
Perdido	52
Offshore	5
State Waters	12
Other	22
Total	534
Drillable Locations

140
120
100
80
60
40
20
0
73
85
88
95
98
125
2nd Half 2005
1st Quarter 2006
2nd Quarter 2006
3rd Quarter 2006
4th Quarter 2006
2007

Actual
Forecast
2006 to 2007
36%
92 MMcfe/D
125 MMcfe/D
34%
Production (MMcfe/d)

142	Wells Drilled
85%	Success Rate
$2.70	Organic Finding Costs
14%	Proved Reserve Increase
245%	Reserve Replacement
110	New Locations Created
Summary of 2006 Activity

Other, $31.3, 13%
California, $44.7, 19%
State Waters, $14.7, 6%
Rockies, $23.0, 10%
Perdido, $26.4, 11%
Offshore, $46.7, 19%
Lobo, $53.8, 22%

[redacted]

Other, $30.2, 12%
California, $48.5, 19%
State Waters, $20.3, 8%
Perdido, $24.0, 10%
Rockies, $34.5, 14%
Offshore, $22.0, 9%
Lobo, $70.5, 28%

[redacted]

2006 Actual
2007 Budget
Total Cap Ex = $240.6
Total Cap Ex = $250.0
($ Millions)
Capital Expenditures

Increase 2007 net production by 36% over 2006
level to 46 BCFE or 125 MMCFE/D
Add one new growth area…
Drill 195 gross wells
Invest $250 million of capital
2007 Organic Goals

2007 Potential High Impact Exploratory Activity

- Rio Vista Deep
- Rio Vista Extension
- Bradford Island 3-D Results
- South Timbalier 293
- Main Pass 125
- Clayton Deep "Sligo Reef Play"
- Four Sabine Lake Wells
- Four Galveston Bay Wells

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O P E R A T I O N S

■ = Gas Fields ■ = Company Acreage

Rosetta Resources Inc.

Sacramento Basin
General Info
16 productive zones from 2,000 to 10,000’
3.6 Tcf cumulative production (Rio Vista only)
Approximately  net 70,000 net acres
85% to 100% working interest
Approximately  150 producing wells
Typical well: $1.5 to $2.0 million to drill and complete,
1.0 to 1.5 Bcfe reserves, 1 to 3 MMcfe/d IP
Over 112 drillable locations
2006 Activity
Drilled 23 wells (2 deep), 83% successful
Leased 16,400 acres
Shot 12 square mile 3-D survey on Bradford Island
Made a deep discovery
Extended pays on south end of field
Improved productivity on low pressure zones by air
drilling
Uncovered low contrast pay opportunities
2007 Planned Activity
Drill 30 wells (3 deep)
Lease 5,000 acres
Purchase PG&E low pressure gathering system
Reprocessing 3-D seismic surveys in RVGU
Add to prospect inventory through continuing field study
Opex acquisition added potential and acreage

Rio Vista Daily Wellhead Production – Gross Operated

MMcfe per day (Gross 8/8ths)
110
100
90
80
70
60
50
40
30
20
10
0
Jan-99
Jan-00
Jan-01
Jan-02
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08
Current rate = 52.5 MMCFE/D
Production added by Rosetta Team
Forecast

Rio Vista Production (MMCFE/D)

4N 3E
RIO VISTA GAS UNIT
BRADFORD
ISLAND 3D

Rosetta Resources Inc.

Sacramento Basin – Bradford Island 3D Shoot
  Acquired and processed 12.0 sq. mi. (~7700 acres) proprietary 3D seismic data over the Southern Rio Vista Gas Unit. Approximately 70% (~ 5400 acres) of the 3D covers acreage with no seismic coverage.
  Total  cost $1.5 Million
  Prospective zones include the Emigh, Nortonville, Capay, Hamilton, Martinez, and McCormick.
  Historically only 17 wells in survey – only 4 below 5000’
  Estimated 20 BCF reserve potential.
  Presently permitting well locations on
  Bradford survey area. Plan to drill 4 wells in second/third quarter and additional wells in fourth quarter.

Opex Acquisition
  Purchase of Sacramento Basin production and leasehold from Output Exploration for $39 million.
  Expands dominant presence in Sacramento Basin
  Operational synergy savings
  5,100 net acres
  150 square miles of 3D seismic
  Multiple prospects and leads for future drilling program

DJ Basin
General Info
  Target zone – Niobrara Chalk at 2,500’
  Approximately 80,000 acres with average of 80% working interest
  Typical well – costs $220,000 to drill and complete, 0.2 to 0.4 Bcfe of reserves and 70 to 150 Mcfe/d initial production
  Approximately 200 drillable locations

2006 Activity
  Drilled 46 wells, 93% successful
  Leased 33,700 acres
  Shot 61 square miles of 3-D seismic
  Extended productive limits of Republican Field
  Installed 13 mile gathering system in South Republican
2007 Plans
  Increased gross production by 7 MMcfe/d
  Drilled 15 of 70 planned wells
  Leased 12,000 acres
  Shoot 40 square miles of 3-D seismic

Colorado Daily Wellhead Production - Gross Operated (MMcfe/d)

MMcfe per day (Gross 8/8ths)
20
18
16
14
12
10
8
6
4
2
0
Current rate = 7 MMCFE/D
2005 & 2006 Production Additions
Forecast
Growth over 2006
Jan-05
Jan-06
Jan-07
Jan-08
Jan-09

Rosetta Resources Inc.

DJ Basin Production

Miocene and Frio Amplitudes
Anomalina, Hackberry & Vicksburg
Wilcox Trend
Perdido Trend
Lobo Trend
Olmos Trend

Texas Activity / Growth Areas
Miocene/Frio
Anomalina, Hackberry and Vicksburg
Wilcox
Perdido
Lobo
Olmos

South Callaghan Ranch & El Corazon Ranch (approx. 42,000 acres)
Schwarz-Rottersman (approx. 21,000 acres)
La Perla (approx. 5,000 acres)

Rosetta Resources Inc.

South Texas – Lobo
General Info
  Company owns approximately 70,000 net acres and 320 square miles of 3-D seismic. Majority of the acreage Rosetta has 90% to 100% working interest
  Lobo formation occurs at approximately 7,500 to 8,500 depth
  Typical well costs $1.7 to $1.8 million, yielding 1.3 to 2.0 Bcfe of reserves, and stabilized average initial rates of 2.0 MMcfe/d
  The company has approximately 90 locations
2006 Activity
  Drilled 26 wells
  Added over 8,000 net acres of land
  Increased production over 50% (from Jan 2006)
  Created significant new drilling opportunities

2007 Plans/Highlights
  Drill 30 wells using two rigs
  Drilled 12 wells to date, 9 successful, 75%success rate
  Shoot additional 3-D Seismic
  Continue to lease infill and field extension acreage

AVERAGE GROSS OPERATED PRODUCTION MMCFE/D

80
70
60
50
40
30
20
10
0
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
Current Gross production
57 MM per day
Forecast

* *Does not include any new acreage or acquisitions and assumes drilling of 30 wells per year.*

South Texas – Lobo Production

Current horizontal producers
2007 Upper Perdido locations
2007 Lower Perdido locations
2007 Blue Delta Locations
2007 Red Delta Locations
4/11/07

Perdido Acreage   Currently drilling

South Texas – Perdido
General Info
  Rosetta owns 50% working interest in approximately 18,000 net acres
  Perdido horizons are at approximately 8,000’ to 9,500’ in three different sand intervals
  Wells are drilled horizontally and fractured with total well cost of $5.5 million, reserves of 3.5 Bcfe and initial stabilized first month average rates of 9 MMcfe/d
  Company has 52 remaining drillable locations
2006 Activity
  Drilled 7 horizontal wells, two of which were drilling at year-end and are now producing
  Established a third producing horizon that could create additional drilling opportunities
2007 Plans
  Drill 7 additional wells (includes 2 drilling at year end)
  3 wells completed to date
  2 wells currently drilling
  Continue to lower costs
  Create additional locations

LOUISIANA
HIGH ISLAND BLOCK 442
EAST CAMERON BLOCK 178
MAIN PASS BLOCK 29
GRAND ISLE BLOCK 72
MAIN PASS BLOCK 125
Miocene
Pliocene
Pleistocene
GULF OF MEXICO
Current Production
Drilling
New Leases
Prospect

Gulf Coast Offshore Exploration

Rosetta Resources Inc.

Gulf of Mexico Activity Areas
General Info
  Working interest in 11 blocks ranging from 20% to 100% (NRI of 15% - 79%)
  27,600 net acres (est.) under lease
  800 square mile joint venture with 3-D coverage
  Typical well costs (gross)
  $25-$50 MM to drill and complete
  25-50 BCFE reserves
  10-20 MMCFE/D (average first month)
2006 Activity
  Facility work was 80% complete on new productive blocks: Main Pass 29, Main Pass 118 and Grand Isle 72
  Bought three new prospects in the Louisiana Federal waters lease sale
  Drilled two dry holes: Main Pass #117 and S.Timbalier 252 #1
2007 Plans
  Put three new blocks on production—ramping up to 10 MMcfe/d net
  Drill S. Timbalier #293—currently drilling
  Drill Main Pass 125

Producing
Location
Waiting on Completion
Drilling
Rosetta Acreage
Umbrella Point
St Tr 100 Ut
T B - 2
Dolphin
TEXAS STATE WATERS
4/11/07

rosetta Resources Inc.

Texas State Waters
Galveston Bay
General Info
  Company exploring in the Vicksburg and Frio trends in Galveston Bay, Texas, pursuing sands that exhibit strong hydrocarbon indicators on 3-D seismic
  Currently three wells producing
  Typical well costs
  $5-$8 MM to drill and complete
  6-8 BCFE reserves
  6-10 MMCFE/D (average first month)
2006 Activity
  Drilled S.T. 85 and S.T. 116 A-1 (dry hole) and S.T. 199-1, tested 1.2 MM/d which will be tied in early 2007
  Geoscience work resulted in four low risk locations which are offset to and analogous to three wells which will produce over 40 Bcfe from Anamolina reservoirs
2007 Plans/Highlights
  Drill 4 wells to the Anomalina zone with a 28% working interest
  ST 74-11 currently drilling
  Pursue additional prospects

TEXAS
St Tr 15-16 #1 Loc
Exxon #1 Sabine Lake GU #1
Cum 27 BCF+ 2.3 MMBO
Ballard Discovery
La Tr 28-29 #1 Loc
LOUISIANA
4/10/07
Original 2006 leases
New 2007 leases

State Waters – Texas & Louisiana
Sabine Lake
General Info
  Company owns a 50% working interest in 6,850 acres and 70 square miles of 3-D seismic
  2006 leasehold—2,100 acres
  2007 add’l leasehold—4,750 acres
  Prospective formations – Vicksburg at 14,000’; Hackberry at 12,000’-13,000’; and Miocene at 6,500’-8,500’ depth
  Typical well costs
  $5-$10 MM to drill and complete
  10-20 BCFE reserves
  10-15 MMCFE/D (average first month)
2007 Plans/Highlights
  Drill four wells
  ST 30 #1 drilled—discovery
  ST 30 #2 drilling—delineation well to #1 discovery
  Develop additional prospects

F I N A N C I A L

	Actual 2006	Target 2007
COSTS/MCFE
Direct LOE	$0.65	$0.62
Ad-Valorem Tax	0.20	0.20
Workover	0.19	0.11
Insurance	0.04	0.04
Total Lifting Costs	$1.08	$0.97
Production Tax	0.19	0.19
TG&M	0.15	0.13
G&A (1)	0.82	0.64
Interest	0.39	0.32
Total Cash Costs	$2.63	$2.25
Includes costs of becoming Public company, SOX implementation and Calpine related transaction costs
Cost Structure ($/Mcfe)

2006 Year End Results
	Three Months Ended December, 2006	Twelve Months Ended December 31, 2006
Average Production (MMcfe/Day)	98	92
Realized Price ($/MCFE)	8.07	8.13
Total Revenues ($MM)	73	272
Net Income ($MM)	13	45
EPS Diluted ($/Share)	0.26	0.88
Average Shares Outstanding<MM> (Diluted)	50.4	50.4

December 31, 2006
Cash and Cash Equivalents	$62.8
Total Assets	$1,219.4
Long Term Debt	$240.0
Stockholder’s Equity	$822.3
Debt/Total Capital	23%

Financial Highlights (in Millions)

Financial Flexibility to Grow

- Hedged 65 BBTU/D for 2007 with swaps at 55 BBTU/D with average price of $7.79 and collars of 10 BBTU/D $7.19/10.03

- Protected 50 BBTU/D of estimated 2008 natural gas. 50 BBTU/D swapped at $7.62

- Revolving line of credit – conforming borrowing base of $325 million
- $159 million unused capacity
- Currently have $240 million debt outstanding.

Revolving Credit	$165
Second Lien Term loan	75
	240

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Rosetta Resources Inc.

Key Investment Highlights

- Positioned for visible, long-term reserve and production growth:
  - 26% annual growth in production (2005-2006)
  - 14% annual growth in reserves (2005-2006)
- Significant drilling location inventory
- Proven record of environmental compliance and safety
- Competitive cost structure
- Financial flexibility to pursue growth strategy
- Experienced technical and field staff, making use of industry Best Practices and state of the art technology

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Rosetta Resources Inc.